Exhibit 10.2

18 JUNI 2012 / 18 JUNE 2012

AUFHEBUNGSVERTRAG

Termination Agreement

zwischen / between

FARO Swiss Holding GmbH

als “Gesellschaft”/ as “Company”

und / and

SIEGFRIED BUSS

als “Herr Buss” / as “Mr. Buss”

VORBEMERKUNG	PREAMBLE

Herr Buss ist Geschäftsführer der FARO Swiss Holding GmbH. Das Arbeitsverhältnis zwischen Herrn Buss und der Gesellschaft hat seine Grundlage im Anstellungsvertrag vom 21. März 2004 sowie dem “Nachtrag zum Arbeitsvertrag” vom 30. Juni 2009.

Mr. Buss is managing director of FARO Swiss Holding GmbH. The employment relationship between Mr. Buss and the Company is based on the Contract of Employment of 21 March 2004 and the addendum to the Contract of Employment of 30 June 2009.

Die Parteien sind übereingekommen, das zwischen ihnen bestehende Arbeitsverhältnis im beiderseitigen Einvernehmen mit Wirkung zum Ablauf des 31. Juli 2012 zu beenden. Herr Buss wurde bereits zuvor von seinem Amt als Geschäftstührer und Vorsitzender der Gesellschaft abberufen.

The parties have mutually agreed to end the employment relationship existing between them with effect from expiry of 31 July 2012. Prior thereto Mr. Buss has been removed from the office of a managing director and chairman of the Company.

Herr Buss steht zusätzlich als Geschäftsführer der FARO Verwaltungs GmbH und der FARO Deutschland Holding GmbH in einem Dienstverhältnis mit FARO Europe GmbH & Co. KG. Dieses Dienstverhältnis wird mit separatem Aufhebungsvertrag ebenfalls mit Wirkung zum Ablauf des 31. Juli 2012 beendet.

Mr. Buss is further employed by FARO Europe GmbH & Co. KG as managing director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH. This employment relationship will also be terminated with effect from expiry of 31 July 2012.

Dies vorausgeschickt, vereinbaren die Parteien – unter Berücksichtigung der Interessen beider Parteien – was folgt:	Therefore, the parties agree – under consideration of the interests of both parties – as follows:

§ 1 Vertragsaufhebung / Abberufung	§ 1 Mutually agreed termination / removal from office

(1) Die Parteien sind sich darüber einig, dass der zwischen ihnen bestehende Arbeitsvertrag einschließlich etwaiger Änderungsoder Zusatzvereinbarungen sowie jedes etwaige sonstige Arbeitsverhältnis von Herrn Buss mit der Gesellschaft einvernehmlich mit Wirkung zum 31. Juli 2012 aufgehoben wird.	(1)

The parties agree that the employment contract between them including any amending or additional agreements as well as any other employment relationship of Mr. Buss with the Company shall be terminated by mutual agreement with effect from 31 July 2012.

(2)	Die Parteien sind sich einig, dass soweit weitere Arbeitsverhältnisse zwischen Herrn Buss und anderen, mit der Gesellschaft verbundenen Unternehmen bestehen, diese mit Abschluss dieses Aufhebungsvertrages beendet werden. Die Gesellschaft ist insoweit zur Abgabe aller für eine Beendigung der Arbeitsverhältnisse notwendigen Willenserklärungen auch für andere, mit der Gesellschaft verbundenen Unternehmen ermächtigt.		(2)

The parties agree that to the extent any employment relationships exist between Mr. Buss and other companies affiliated with the Company, they shall end on conclusion of this termination agreement. In this respect the Company is authorized to submit any declarations of intent required to end such employment relationships, even on behalf of other companies affiliated with the Company.

(3)	Herr Buss wurde bereits durch Gesellschafterbeschluss vom 6. März 2012 mit sofortiger Wirkung von seinem Amt als Geschäftsführer und Vorsitzender der FARO Swiss Holding GmbH abberufen.		(3)	By members’ resolution of 6 March 2012 Mr. Buss has been removed from his office as managing director and chairman of FARO Swiss Holding GmbH with immediate effect.

(4)	Herr Buss verpflichtet sich, an der Berichtigung des Handelsregisters mitzuwirken und alle Handlungen vorzunehmen sowie Erklärungen abzugeben, die für die Eintragung der Beendigung des Geschäftsführeramts von Herrn Buss bei der Gesellschaft erforderlich sind.		(4)

Mr. Buss undertakes to cooperate with the amendment to the commercial register and to undertake all acts and make all declarations required to register termination of Mr. Buss’ office as managing director of the Company.

§ 2 Aufgabenbereich / Ferien / Freistellung			§ 2 Duties / leave / release from obligation to work

(1)	Der bisherige Aufgabebereich von Herrn Buss als Geschäftsführer endet mit dem Datum der Amtsniederlegung. Danach wird Herr Buss bis zur Beendigung des Arbeitsverhältnisses noch folgende Aufgaben übernehmen:		(1)

The previous area of responsibility of Mr. Buss as managing director shall end on the date of resignation from office. After this time until the end of the employment relationship Mr. Buss shall carry out the following duties:

	-	Auf Anforderung der Gesellschaft deren Beratung im Zusammenhang		-	At the Company’s request, provide consulting services to the Company

		mit bestimmten Projekten, die Herr Buss zum Zeitpunkt des Abschlusses dieser Vereinbarung betreut hat; und			in connection with certain projects which Mr. Buss was overseeing as of the date of this Agreement; and

	-	Gewährleistung angemessener Überleitungsunterstützung auf Anforderung der Gesellschaft, um einen ruhigen Übergang der Pflichten von Herrn Buss auf seine(n) Nachfolger sicher zu stellen.		-	Provide reasonable transition assistance upon request of the Company to ensure a smooth transfer of Mr. Buss’s duties to his successor(s).

(2)	Die Gesellschaft gewährt Herrn Buss die ihm vertragsgemäss zustehenden Ferien bis zur Beendigung des Arbeitsverhältnisses in natura. Der Ferienbezug erfolgt in Abstimmung mit Herrn Buss.		(2)	The Company shall grant Mr. Buss the leave to which he is entitled under contract up until the end of the employment relationship in natura. Leave shall be granted in agreement with Mr. Buss.

(3)	Die Gesellschaft ist berechtigt, Herrn Buss jederzeit von der Erbringung seiner Arbeitsleistung widerruflich oder unwiderruflich unter Fortzahlung der Vergütung gemäss § 3 dieser Vereinbarung freizustellen. Eine unwiderrufliche Freistellung erfolgt unter Anrechnung und Abgeltung der Herrn Buss noch zustehenden Ferienansprüche, soweit diese nicht bereits gemäss vorstehendem Absatz 2 erledigt sind.		(3)

The Company is entitled to revocably or irrevocably release Mr. Buss from the obligation to work at any time while continuing to pay his salary pursuant to § 3 of this agreement. Any leave to which Mr. Buss is still entitled, provided such leave entitlement has not already been settled in accordance with paragraph 2 above, shall be deemed set off or settled through an irrevocable release from the duty to work.

§ 3 Vergütung			§ 3 Remuneration

(1)	Herr Buss erhält monatlich bis zum Vertragsende am 31. Juli 2012 seine festen vertraglichen Bezüge (Basissalär) in Höhe von CHF 11’439.70 brutto. Die Bezüge werden jeweils am Monatsende unter Berücksichtigung der im Auszahlungszeitpunkt geltenden steuer- und sozialversicherungsrechtlichen Vorgaben ausbezahlt.		(1)

Mr. Buss shall receive his fixed monthly remuneration (basic salary) of CHF 11’439.70 gross until the contract ends on 31 July 2012. The remuneration shall be paid at the end of each month taking into account the tax and social insurance law requirements applicable at the time of payment.

(2)	Die Parteien sind sich darüber einig, dass Herr Buss über die in diesem Vertrag geregelten Vergütungsansprüche hinaus keine weiteren Vergütungsansprüche, insbesondere keinen anteiligen Bonus für das Jahr 2012, gegen die Gesellschaft zustehen. Hiervon unberührt bleiben die in diesem Aufhebungsvertrag geregelten Zahlungsansprüche.	(2)

The parties agree that Mr. Buss is not entitled to any further remuneration claims against the Company which exceed the remuneration claims regulated in this agreement, in particular he is not entitled a pro rata profit-related bonus for 2012. This shall not affect payment claims regulated in this termination agreement.

§ 4 Abfindung		§ 4 Severance payment

(1)	Die Gesellschaft zahlt Herrn Buss aus Anlass der Beendigung des Arbeitsverhältnisses und zum Ausgleich eventuell hieraus resultierender wirtschaftlicher Nachteile eine Abfindung in Höhe von elf Monatslöhnen, insgesamt CHF 172.622,18 brutto (in Worten: einhundertzweiundsiebzigtau-sendsechshundertzweiundzwanzig Franken und achtzehn Rappen brutto).	(1)

Owing to the end of the employment relationship and in order to compensate for any economic disadvantages which may arise as a result the Company shall pay Mr. Buss a severance payment in the amount of eleven fixed monthly salaries, in total CHF 172.622,18 gross (in words: one hundred seventy two thousand six hundred twenty two and 18/100 Swiss francs gross).

(2)	Der Anspruch auf Abfindung entsteht mit Beendigung des Arbeitsverhältnisses. Die Zahlung der vorerwähnten ganzen Abfindung in Höhe von CHF 172.622,18 wird am 1. August 2012 zur Zahlung fällig. Die Auszahlung erfolgt nach Massgabe der im Auszahlungszeitpunkt gültigen steuerlichen und sozialversicherungsrechtlichen Vorgaben.	(2)

The entitlement to a severance payment shall arise at the end of the employment relationship. The payment of the total abovementioned severance payment of CHF 172.622,18 shall be due on 1 August 2012. Payment shall be made in accordance with the tax and social insurance law requirements which apply at the time of payment.

(3)	Eine Verrechnung gegen den Abfindungsanspruch ist lediglich mit unbestrittenen oder rechtskräftig festgestellten Forderungen zulässig.	(3)	Claims may only be set off against the severance entitlement with undisputed claims or which have been declared final and absolute by a court.

§ 5 Entlastung	§ 5 Discharge from liability

Die Gesellschaft wirkt darauf hin, dass Herrn Buss für seine Tätigkeit als Geschäftsführer der Gesellschaft für das Geschäftsjahr 2011 Entlastung erteilt wird, sobald die revidierten Jahresabschlüsse vorliegen und sofern nach den gesetzlichen Bestimmungen beziehungsweise der Statuten eine Entlastung möglich ist.

The Company shall aim to grant Mr. Buss discharge for his activity as managing director of the Company for the business year 2011 as soon as the audited financial statements are available and to the extent that such discharge is possible pursuant to statutory provisions and the articles of incorporation.

§ 6 Herausgabe von Unterlagen	§ 6 Surrender of documents

(1)

Herr Buss wird der Gesellschaft alle ihm von der Gesellschaft oder von mit der Gesellschaft verbundenen Unternehmen überlassenen, nicht bestimmungsgemäss an Dritte weitergegebenen/vernichteten Gegenstände und Unterlagen, insbesondere sämtliche Geschäftsunterlagen, einschliesslich Datenträger, private dienstliche Aufzeichnungen (auch Kopien davon) sowie das ihm überlassene Zubehör (insbesondere alle zur Verfügung gestellten Computer und/oder Mobiltelefone) unaufgefordert spätestens am letzten Tag des Bestehens des Arbeitsverhältnisses, auf Verlangen auch bereits zuvor, in ordnungsgemässem Zustand am Sitz der Gesellschaft zurückgeben. Schriftstücke/Unterlagen, die sein persönliches Vertragsverhältnis betreffen, dürfen von Herrn Buss einmal kopiert und als Kopie zur Wahrnehmung seiner persönlichen Interessen behalten werden. Herr Buss wird der Gesellschaft die von ihm kopierten Dokumente schriftlich auflisten und diese Dokumente gesondert von den übrigen Gegenständen herausgeben.

(1)

Mr. Buss shall return to the Company any items provided to him by the Company or companies affiliated with the Company which have not been duly passed on to third parties or destroyed, in particular all business documents, including data carriers, private business records (including copies thereof) and equipment provided to his (in particular any computer and/or cell provided) without special request no later than the last day of the employment relationship, or if so requested earlier, in due and proper condition at the registered office of the Company. Mr. Buss may make one copy of letters/documents concerning his personal contractual relationship and retain a copy thereof for the purpose of safeguarding his personal interests. Mr. Buss shall provide the Company with a written list of the documents which he has copied and return these separately from the other items.

(2)	Soweit sich Unterlagen/Kopien auf privat gehörenden EDV-Geräten/Datenträgern von Herrn Buss befinden sind die Dateien auf Datenträger zu überspielen, die Datenträger wie die anderen Gegenstände an die Gesellschaft herauszugeben und die Daten auf der privaten EDV unverzüglich zu löschen. Herr Buss verpflichtet sich, etwaige auf einem in seinem Besitz oder Eigentum befindlichen Computer aufgespielten Programme, für welche die Gesellschaft oder ein verbundenes Unternehmen die Lizenz erworben hat, spätestens zum rechtlichen Beendigungszeitpunkt des Arbeitsverhältnisses zu löschen.	(2)

Should there be any documents/copies on privately owned IT equipment/data carriers of Mr. Buss the files shall be copied onto data carriers, the data carriers shall be returned to the Company in the same way as the other items and the files on private IT equipment shall be deleted without undue delay. Mr. Buss undertakes to delete any programmes on computers in his possession or ownership for which the Company or an affiliated company has acquired the licence at the latest by the time when the employment relationship legally ends.

§ 7 Reisekosten		§ 7 Travel expenses

(1)	Herr Buss reicht alle offenen Reisekosten, die bis einschliesslich 31. Juli 2012 angefallen sind, bis spätestens 31. Juli 2012 ein.	(1)	Mr. Buss shall submit all outstanding travel expenses incurred up to and including 31 July 2012 on or before 31 July 2012.

(2)	Weitere Reisekosten werden nicht erstattet.	(2)	No further travel expenses shall be reimbursed.

§ 8 Dienstwagen		§ 8 Company car

(1)	Herr Buss kann den ihm übelassenen Dienstwagen auch für den Fall einer Freistellung bis zur Beendigung des Dienstverhältnisses nach Massgabe der geltenden Nutzungsbestimmungen weiterhin im bisherigen Umfang privat nutzen. Die für den geldwerten Vorteil des Sachbezugs anfallenden Steuern trägt Herr Buss.	(1)

If he is released from his duty to work, Mr. Buss may continue to use the company car with which he has been provided for private purposes in the same scope as before until the end of the employment relationship subject to the applicable guidelines for use. Mr. Buss shall pay the taxes incurred on the non-cash benefit of the renumeration in kind.

(2)	Die Parteien haben sich geeinigt, dass Herr Buss den Dienstwagen nach der Beendigung des Arbeitsverhältnisses per 1. August 2012 gegen die Bezahlung von CHF 1 übertragen erhält. Die Gesellschaft hat die dafür erforderlichen Zustimmungen zu erteilen und alle notwendigen Vorkehrungen zu treffen. Alle in diesem Zusammenhang anfallenden Kosten und etwaige Steuern trägt Herr Buss.	(2)

The Parties have agreed that the company car will be transferred to Mr. Buss after the termination of the employment relationship on 1 August 2012 against the payment of CHF 1. The Company shall give the consents and make all arrangements which are required for the transfer of the company car to Mr. Buss. All costs and taxes, if any, are borne by Mr. Buss

§ 9 Geheimhaltung		§ 9 Confidentiality

(1)	Die Parteien verpflichten sich, über diesen Vertrag und seinen Inhalt strengstes Stillschweigen zu bewahren. Herr Buss ist berechtigt, diese Vereinbarung gegenüber amtlichen Stellen vorzulegen, soweit er hierzu aus rechtlichen Gründen verpflichtet ist oder die Vorlage zur Wahrnehmung eigener berechtigter Interessen erforderlich ist.	(1)

The parties undertake to observe confidentiality with respect to this agreement and its content. Mr. Buss is entitled to disclose this agreement to official authorities if he is obliged to do so under statute or if so required in observing his own justified interests.

(2)	Herr Buss wird über alle ihm anlässlich seiner Tätigkeit für die Gesellschaft zur Kenntnis gelangten, nicht allgemein bekannten geschäftlichen und persönlichen Angelegenheiten der Gesellschaft, der mit ihr verbundenen Unternehmen und/oder Mitarbeitern, Kunden und sonstigen Geschäftspartnem aller vorgenannten Gesellschaften, auch soweit eine Angelegenheit ihm gegenüber nicht ausdrücklich als vertraulich bezeichnet wurden, Dritten gegenüber strengstes Stillschweigen bewahren. Diese Verschwiegenheitspflicht ist zeitlich unbegrenzt.	(2)

Mr. Buss shall observe strictest secrecy vis-à-vis third parties with regard to all business and personal matters of the Company, all affiliated companies and/or employees, customers and other business partners of all the above-mentioned companies which have become known to him in the course of his work for the Company and which are not generally known, even if he has not been expressly told that such matters are confidential. This obligation of confidentiality shall be for an indefinite term.

§ 10 Zeugnis		§ 10 Letter of recommendation

Herr Buss erhält von der Gesellschaft auf Anforderung ein wohlwollendes qualifiziertes Schlusszeugnis mit der Note “zur vollsten Zufriedenheit”.		Mr. Buss shall receive a favorable qualified final reference from the Company on request. This reference shall include the statement that his work was “to our utmost satisfaction”.

§ 11 Saldoklausel		§ 11 Settlement clause

(1)	Die Parteien sind sich daruber einig, dass mit Erfüllung der vorstehenden § 1-§ 10 sämtliche gegenseitigen Ansprüche der Parteien aus oder im Zusammenhang mit dem Arbeitsverhältnis und aus Anlass oder im Zusammenhang mit seiner Beendigung, gleich aus welchem Rechtsgrund sie bestehen und gleich ob bekannt oder unbekannt, erledigt sind.	(1)

The parties agree that with fulfillment of § 1-§ 10 above all mutual claims of the parties from or in connection with the employment relationship and on the occasion of or in connection with its termination irrespective of legal grounds and irrespective of whether known or unknown are settled.

(2)	Herr Buss verzichtet darüber hinaus im Wege eines echten Vertrages zugunsten Dritter auf alle Ansprüche aus oder im Zusammenhang mit dem Arbeitsverhältnis und aus Anlass oder im Zusammenhang mit seiner Beendigung, gleich aus welchem Rechtsgrund sie bestehen und gleich ob bekannt oder unbekannt, welche ihm gegen Unternehmen, die mit der Gesellschaft verbunden sind, zustehen. Die Gesellschaft nimmt diesen Verzicht an.	(2)

Mr. Buss also waives within the meaning of a genuine agreement in favor of third parties all claims to which he is entitled against the companies affiliated with the Company from or in connection with the employment relationship and on the occasion of or in connection with the termination thereof, irrespective of the legal grounds for their existence and irrespective of whether known or unknown. The Company hereby accepts this waiver.

(3)	Rechte im Zusammenhang mit der Ausübung oder Abrechnung von Anteilsoptionen (equity awards), welche Herrn Buss auf Grundlage eines vorher aufgestellten anteilsbezogenen Mitarbeiterbeteiligungsplans (equity incentive plans) der Gesellschaft oder einem mit der Gesellschaft verbundenen	(3)

Nothing in this clause shall adversely affect any rights Mr. Buss may have with respect to the exercise or settlement of equity awards previously issued under the Company’s or under any affiliated company’s equity incentive plans.

	Unternehmen möglicherweise zustehen, bleiben von dieser Regelung unberührt.

(4)	Herr Buss anerkennt ausdrücklich, dass der vorliegende Aufhebungsvertrag auch in seinem Interesse abgeschlossen wird und einen echten Vergleich zwischen den Interessen der Parteien darstellt.	(4)	Mr. Buss acknowledges explicitly that the conclusion of this termination agreement is also in his interest and constitutes a real compromise of both parties’ interests.

§ 12 Sonstige Bestimmungen		§ 12 Miscellaneous

(1)	Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für eine Änderung dieser Schriftformklausel. Mündliche oder schriftliche Nebenabreden wurden nicht getroffen.	(1)	Amendments and additions to this agreement shall be valid only if made in writing. This also applies to any amendment to this written form clause. There are no verbal or written side agreements.

(2)	Dieser Vertrag enthält eine deutsche und eine englische Fassung. Die englische Fassung ist lediglich eine unverbindliche Übersetzung; im Zweifelsfall ist allein die deutsche Fassung massgeblich.	(2)	This agreement contains a German and an English version. The English version merely constitutes a convenience translation; in the event of doubt only the German version shall be authoritative.

(3)	Von diesem Aufhebungsvertrag sind zwei Originale gefertigt worden. Beide Parteien bestätigen mit ihrer Unterschrift, jeweils ein Original dieses Aufhebungsvertrages erhalten zu haben.	(3)	There are two originals of this termination agreement. With their signatures both parties confirm that they have received an original of this termination agreement.

§ 13 Rechtswahl und Gerichtsstand		§ 13 Choice of law and jurisdiction

Dieser Vertrag und seine Auslegung unterliegen Schweizer Recht. Gerichtsstand für alle Streitigkeiten über Rechte und Pflichten aus diesem Vertrag einschliesslich seiner Wirksamkeit ist der Sitz der Gesellschaft.

This agreement shall be governed by and construed in accordance with the laws of Switzerland. Place of jurisdiction for all disputes regarding rights and duties under this agreement, including its validity shall be the registered office of the Company.

§ 14 Salvatorische Klausel	§ 14 Severability

Die Unwirksainkeit oder Undurchführbarkeit einer oder mehrerer Regelungen dieses Vertrages lässt die Wirksamkeit der übrigen Regelungen dieses Vertrages unberührt. Dasselbe gill für den Fall, dass der Vertrag eine an sich notwendige Regelung nicht enthält. An die Stelle der unwirksamen oder undurchführbaren Regelung oder zur Ausfüllung der Regelungslücke tritt die gesetzlich zulässige und durchführbare Regelung, die dem Sinn und Zweck der unwirksamen, undurchführbaren oder fehlenden Regelung nach der Vorstellung der Parteien wirtschaftlich am nächsten kommt.

Should one or more provisions of this agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this agreement. The same shall apply if the agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual lacuna, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the parties as regards the invalid, unenforceable or missing provision.

UNTERSCHRIFTEN	SIGNATURES

Beringen, den 18.06.2012	Beringen, June 18th 2012

(FARO-Swiss Holding GmbH)	(Siegfried Buss)

(Jay Freeland FARO Technologies, Inc.)